Exhibit 99.1

FOR IMMEDIATE RELEASE

Barnes & Noble Education Reports First Quarter Fiscal Year 2019 Financial Results

Releases New Student Hub on Bartleby.com with Introduction of Bartleby Textbook Solutions

Launches Next Generation First Day™ Inclusive Access Platform
August 22, 2018, Basking Ridge, NJ-Barnes & Noble Education, Inc. (NYSE: BNED), a leading provider of educational products and services solutions for higher education and K-12, today reported sales and earnings for the first quarter for fiscal year 2019, which ended on July 28, 2018. Barnes & Noble Education is a highly seasonal business, and the first quarter has historically been a period of low sales activity for the Company.

The Company has three reportable segments: Barnes & Noble College Booksellers, LLC (“BNC”), MBS Textbook Exchange, LLC (“MBS”), and Digital Student Solutions (“DSS”). All material intercompany accounts and transactions have been eliminated in consolidation.

Financial highlights for the first quarter 2019:

•	Consolidated first quarter sales of $337.5 million decreased 5.1%, as compared to the prior year period.

•
Consolidated first quarter GAAP net loss of $(38.6) million, as compared to net loss of $(34.8) million in the prior year period. Consolidated first quarter non-GAAP Adjusted Earnings of $(38.6) million, as compared to $(29.8) million in the prior year period.

•	Consolidated first quarter non-GAAP Adjusted EBITDA of $(32.5) million, flat as compared to the prior year period.

Operational highlights for the first quarter 2019:

•
Completed development of Bartleby, an online student success hub comprised of two products that support better learning: Bartleby Textbook Solutions and Bartleby Writing. Bartleby Textbook Solutions is the first internally developed digital solution in the Company’s DSS segment, and another important step in its ongoing digital transformation.

•	Launched next generation First Day™ inclusive access solution, completing implementations on approximately 100 campuses for the upcoming Fall semester in the Company's BNC segment.

•	Began the implementation of McGraw-Hill Education and Pearson’s rental programs, as contemplated by previously announced agreements in the Company's MBS segment.

•
Began to realize meaningful synergies between Student Brands subscription-based web properties and college bookstore footprint in the Company's DSS segment. StudyMode, a Student Brands website that helps students improve their writing performance, was offered through more than 150 BNC e-commerce sites during the quarter, allowing students to add a StudyMode subscription to their cart at point of purchase on their bookstore website. The StudyMode subscription offering will be expanded to the majority of the Company’s BNC and MBS e-commerce sites for the Fall semester.

Michael P. Huseby, Chairman and Chief Executive Officer, Barnes & Noble Education said:

“We are pleased with the strides that have been made across all areas of Barnes & Noble Education this quarter, especially within our DSS segment. In addition to leveraging our large store footprint to directly offer student access to StudyMode, we also took an important first step in the internal development of digital solutions for our DSS segment with the launch of Bartleby, our student success hub. Our teams have worked relentlessly throughout this quarter to develop Bartleby Textbook Solutions, the centerpiece of Bartleby, and we are pleased to deliver a new pathway for learning that is available to students anytime, anywhere.

We are making the appropriate investments and taking the necessary actions for BNED to effectively compete and deliver on our company purpose-serving all who work to elevate their lives through education. Our strategy to transform BNC and MBS to better serve the changing needs of our partners while innovating scalable, high margin DSS offerings is well underway. Our MBS and Student Brands acquisitions continue to provide us with substantial operating cash flow to help fund this transformation. We remain focused on the strong execution of our strategy and leveraging our new digital platform and product offerings to deliver substantial value for our customers, employees and shareholders.”

First Quarter Results for 2019
Results for the 13 weeks of fiscal 2019 and fiscal 2018 are as follows:

$ in millions	Selected Data (unaudited)
	13 Weeks	13 Weeks
	Q1 2019	Q1 2018
Total Sales	$337.5	$355.7
Net Loss	$(38.6)	$(34.8)

Non-GAAP(1)
Adjusted EBITDA	$(32.5)	$(32.5)
Adjusted Earnings	$(38.6)	$29.8
(1) These non-GAAP financial measures have been reconciled in the attached schedules to the most directly comparable GAAP measure as required under SEC rules regarding the use of non-GAAP financial measures.

The first quarter 2019 financial results include Student Brands, LLC for the entire period and the first quarter 2018 financial results exclude Student Brands as it was acquired on August 3, 2017 (the second quarter of fiscal year 2018).

Consolidated Results

Consolidated first quarter sales of $337.5 million decreased $18.2 million, or 5.1%, as compared to the prior year period. These sales decreases were primarily attributable to declines at MBS and BNC, partially offset by the addition of the Student Brands business in the second quarter of fiscal year 2018.

The Company’s non-GAAP Adjusted EBITDA was flat at $(32.5) million for the quarter, as compared to the prior year period. The contributions from DSS, lower Corporate Services expenses and improved results at BNC are offset by the decreases at MBS and a higher intercompany profit elimination between BNC and MBS. This elimination is expected to be recognized in the second quarter of fiscal year 2019 as BNC sells through the inventory which was purchased from MBS.

BNC Results

BNC sales in the seasonally low first quarter decreased by $4.8 million, or 1.9%, as compared to the prior year period. Comparable store sales at BNC decreased 2.2% for the quarter representing approximately $4.9 million in revenue.

BNC non-GAAP Adjusted EBITDA for the quarter improved by $2.3 million to $(29.7) million, as compared to $(32.0) million in the prior year period. Higher gross margins and decreases in selling and administrative expenses exceeded the impact of the comparable store sales decline.

MBS Results

MBS total sales of $130.3 million for the quarter decreased by $9.5 million, or 6.8%, as compared to $139.8 million in the prior year period.

MBS Wholesale net sales of $88.4 million for the quarter decreased by $4.1 million, or 4.4%, as compared to $92.5 million during the prior year period. MBS Wholesale gross sales increased, but were offset by increased return reserves. MBS Direct sales of $41.9 million for the quarter decreased by $5.4 million, or 11.4%, as compared to $47.3 million in the prior year period. The decrease was primarily due to the timing of shipments for Fall Rush and lower K-12 sales.

MBS non-GAAP Adjusted EBITDA for the quarter was $14.9 million for the quarter, as compared to $17.8 million in the prior year period. This decrease was primarily driven by lower sales and lower gross margins, partially offset by lower selling and administrative expenses.

DSS Results

DSS sales of $5.7 million for the quarter reflects the operating results of Student Brands, which generates sales through subscriptions to its digital properties.

DSS non-GAAP Adjusted EBITDA was $2.8 million for the quarter, reflecting earnings of Student Brands, offset by investments in the development of the Company’s new Bartleby product offering, Bartleby Textbook Solutions. Quarterly comparisons are not relevant, as Student Brands was acquired subsequent to the end of the first quarter of fiscal year 2018.

Other
Expenses for Corporate Services, which includes unallocated shared-service costs, such as various corporate level expenses and other governance functions, were $5.5 million for the quarter as compared to $6.4 million in the prior period.

Intercompany gross margin eliminations of $(15.0) million reflected in Adjusted EBITDA, compared to $(11.6) million in the prior year period, is higher due to an increase in inter-segment sales from MBS to BNC. Such profit is expected to be recognized in the second quarter as BNC sells through the inventory which was purchased from MBS.

Outlook
For fiscal year 2019, the Company continues to expect consolidated sales to be in the range of $2.2 billion to $2.3 billion before intercompany eliminations. This guidance reflects the current expected comparable store sales decline at BNC to be in the mid-single digit percentage point range year over year. The Company currently expects consolidated fiscal year 2019 Adjusted EBITDA to be relatively comparable to fiscal year 2018, in a range of $110 million to $125 million, reflecting the expected comparable store sales decline at BNC and the increasing costs associated with developing new DSS and other digital offerings. Capital expenditures are currently expected to be approximately $60 million, increasing over fiscal year 2018 primarily due to the Company's anticipated investments in digital content required to develop and offer new DSS products.

Conference Call
A conference call with Barnes & Noble Education, Inc. senior management will be webcast at 10:00 a.m. Eastern Time on Wednesday, August 22, 2018 and can be accessed at the Barnes & Noble Education corporate website at investor.bned.com or www.bned.com.

Barnes & Noble Education expects to report fiscal 2019 second quarter results on or about December 6, 2018.

EXPLANATORY NOTE
The condensed consolidated financial statements for the 13 weeks ended July 28, 2018 include the financial results of Student Brands, LLC (in the DSS segment) for the entire period and the condensed consolidated financial statements for the 13 weeks ended July 29, 2017 exclude the financial results of Student Brands, LLC as it was acquired on August 3, 2017 (the second quarter of fiscal year 2018).
We have three reportable segments: BNC, MBS and DSS as follows:

•
The BNC Segment is comprised of the operations of Barnes & Noble College Booksellers, LLC ("BNC") which operates 753 physical campus bookstores, the majority of which also have school-branded e-commerce sites operated by BNC and which offer students access to affordable course materials and affinity products, including emblematic apparel and gifts. BNC also offers its First Day™ inclusive access program, in which course materials, including e-content, are offered at a reduced price through a course materials fee, and delivered to students digitally on or before the first day of class. Additionally, the BNC segment offers a suite of digital content, software, and services to colleges and universities through our LoudCloud platform, such as predictive analytics, a variety of open educational resources courseware, and a competency-based learning platform.

•
The MBS Segment is comprised of MBS Textbook Exchange, LLC's ("MBS") two highly integrated businesses: MBS Direct which operates 684 virtual bookstores for college and university campuses, and K-12 schools, and MBS Wholesale which is one of the largest textbook wholesalers in the country. MBS Wholesale's business centrally sources and sells new and used textbooks to more than 3,500 physical college bookstores, including BNC’s 753 campus bookstores. MBS Wholesale sells hardware and a software suite of applications that provides inventory management and point-of-sale solutions to over 400 college bookstores.

•
The Digital Student Solutions ("DSS") Segment includes direct-to-student product and service offerings to assist students to study more effectively and improve academic performance, thus enabling them to gain the valuable skills necessary to succeed after college. DSS is comprised of the operations of Student Brands, LLC, a leading direct-to-student subscription-based writing services business, with approximately 100,000 subscribers across its digital properties. Additionally, in August 2018, we launched our student success hub on bartleby.com with the introduction of Bartleby Textbook Solutions. Bartleby Textbook Solutions is the first internally developed product within DSS, and will be the core product offering in our student success hub. The Bartleby Textbook Solutions subscription is accessible anytime and anywhere, both within our managed bookstore footprint, and nationally to students. The DSS segment also includes tutoring and test prep services offered through our partnership with The Princeton Review. We currently offer these online student services directly to students, and increasingly will be leveraging our BNC and MBS physical and virtual bookstore footprint to market directly to students where we serve as the campus bookstore. We continue to aggressively expand our ecosystem of products and services through our own continued internal development, as well as by partnering with other companies to provide a complete hub of products and services designed to improve student success and outcomes.

Corporate Services represents unallocated shared-service costs which include corporate level expenses and other governance functions, including executive functions, such as accounting, legal, treasury, information technology, and human resources.
All material intercompany accounts and transactions have been eliminated in consolidation.
Our condensed consolidated financial statements reflect the following reclassifications for consistency with the current year presentation:

•
Cost of Sales expenses primarily related to facility costs and insurance for the Corporate Services category have been reclassified to Selling and Administrative Expenses in the condensed consolidated statements of operations.

•
For our digital rental products, we have reclassified Rental Income to Product Sales and Other, and have reclassified Rental Cost of Sales to Product and Other Cost of Sales in the condensed consolidated statements of operations, with no impact to Gross Margin. Digital rental revenue and digital rental cost of sales are recognized at the time of delivery and are not deferred over the rental period.

Prior periods presented reflect the reclassifications noted above.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	13 weeks ended
	July 28, 2018	July 29, 2017
Sales:
Product sales and other	$317,845	$334,969
Rental income	19,639	20,742
Total sales	337,484	355,711
Cost of sales: (a)
Product and other cost of sales	258,752	277,678
Rental cost of sales	12,122	12,833
Total cost of sales	270,874	290,511
Gross profit	66,610	65,200
Selling and administrative expenses	99,144	99,897
Depreciation and amortization expense	16,538	15,017
Restructuring and other charges (a)	—	5,236
Transaction costs (a)	—	589
Operating loss	(49,072)	(55,539)
Interest expense, net	3,522	3,038
Loss before income taxes	(52,594)	(58,577)
Income tax benefit	(13,972)	(23,794)
Net loss	$(38,622)	$(34,783)

Loss per common share:
Basic	$(0.82)	$(0.75)
Diluted	$(0.82)	$(0.75)
Weighted average common shares outstanding:
Basic	46,917	46,517
Diluted	46,917	46,517

(a) For additional information, see Note (a) - (c) in the Non-GAAP disclosure information of this Press Release.

	13 weeks ended
	July 28, 2018	July 29, 2017
Percentage of sales:
Sales:
Product sales and other	94.2%	94.2%
Rental income	5.8%	5.8%
Total sales	100.0%	100.0%
Cost of sales:
Product and other cost of sales (a)	81.4%	82.9%
Rental cost of sales (a)	61.7%	61.9%
Total cost of sales	80.3%	81.7%
Gross profit	19.7%	18.3%
Selling and administrative expenses	29.4%	28.1%
Depreciation and amortization expense	4.9%	4.2%
Restructuring and other charges	—%	1.5%
Transaction costs	—%	0.2%
Operating loss	(14.6)%	(15.7)%
Interest expense, net	1.0%	0.9%
Loss before income taxes	(15.6)%	(16.6)%
Income tax benefit	(4.1)%	(6.7)%
Net loss	(11.5)%	(9.9)%

(a) Represents the percentage these costs bear to the related sales, instead of total sales.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except per share data)
 (Unaudited)

	July 28, 2018	July 29, 2017
ASSETS
Current assets:
Cash and cash equivalents	$13,258	$14,192
Receivables, net	99,775	112,472
Merchandise inventories, net	729,877	770,691
Textbook rental inventories	6,237	6,931
Prepaid expenses and other current assets	18,738	23,260
Total current assets	867,885	927,546
Property and equipment, net	108,090	113,085
Intangible assets, net	213,945	206,382
Goodwill	49,282	329,467
Other noncurrent assets	41,659	42,195
Total assets	$1,280,861	$1,618,675
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$463,723	$511,488
Accrued liabilities	93,232	89,934
Short-term borrowings	100,000	100,000
Total current liabilities	656,955	701,422
Long-term deferred taxes, net	3,172	19,791
Other long-term liabilities	58,852	96,457
Long-term borrowings	130,200	120,100
Total liabilities	849,179	937,770
Commitments and contingencies	—	—
Stockholders' equity:
Preferred stock, $0.01 par value; authorized, 5,000 shares; issued and outstanding, none	—	—
Common stock, $0.01 par value; authorized, 200,000 shares; issued, 50,032 and 49,372 shares, respectively; outstanding, 46,917 and 46,517 shares, respectively	501	494
Additional paid-in-capital	719,664	710,851
Accumulated deficit	(258,825)	(2,420)
Treasury stock, at cost	(29,658)	(28,020)
Total stockholders' equity	431,682	680,905
Total liabilities and stockholders' equity	$1,280,861	$1,618,675

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Sales Information
(Unaudited)

Total Sales
The components of the sales variances for the 13 week periods are as follows:

Dollars in millions	13 weeks ended
	July 28, 2018	July 29, 2017
BNC Sales
New stores (a)	$6.7	$15.4
Closed stores (a)	(6.8)	(2.3)
Comparable stores (b)	(4.9)	(4.8)
Textbook rental deferral	(0.2)	1.3
Service revenue (c)	0.4	1.9
Other (d)	—	(0.8)
BNC sales subtotal:	$(4.8)	$10.7
MBS Sales (e)
Wholesale	$(4.1)	$92.5
Direct	(5.4)	47.3
MBS sales subtotal:	$(9.5)	$139.8
DSS Sales (f)	$5.7	—
Eliminations (g)	$(9.6)	(34.0)
Total sales variance:	$(18.2)	$116.5

(a)	The following is a store count summary for BNC physical stores and MBS virtual stores:

	13 weeks ended July 28, 2018		13 weeks ended July 29, 2017
	BNC Stores	MBS Direct Stores	BNC Stores	MBS Direct Stores
Number of stores at beginning of period	768	676	769	712
Stores opened	13	17	24	5
Stores closed	28	9	12	8
Number of stores at end of period	753	684	781	709

(b)	For Comparable Store Sales details, see below.

(c)	Service revenue includes Promoversity, brand partnerships, shipping and handling, LoudCloud digital content, software, and services, and revenue from other programs.

(d)	Other includes inventory liquidation sales to third parties, and certain accounting adjusting items related to return reserves, agency sales and other deferred items.

(e)
The variance for the MBS segment for the 13 weeks ended July 29, 2017 represents the sales activity for MBS Textbook Exchange, LLC ("MBS") which we acquired on February 27, 2017 (the fourth quarter of Fiscal 2017).

(f)
DSS segment revenue includes Student Brands, LLC subscription-based writing services business. The condensed consolidated financial statements for the 13 weeks ended July 28, 2018 include the financial results of Student Brands, LLC for the entire period and the condensed consolidated financial statements for the 13 weeks ended July 29, 2017 exclude the financial results of Student Brands, LLC as it was acquired on August 3, 2017 (the second quarter of fiscal year 2018).

(g)	Eliminates MBS sales to BNC and BNC commissions earned from MBS.

Comparable Store Sales - Barnes & Noble College

Comparable store sales variances by category for the 13 week periods are as follows:

	13 weeks ended
	July 28, 2018		July 29, 2017
Textbooks (Course Materials)	$(4.5)	(5.0)%	$(7.7)	(7.9)%
General Merchandise	1.2	1.0%	3.6	3.3%
Trade Books	(1.6)	(12.9)%	(0.7)	(5.7)%
Total Comparable Store Sales	$(4.9)	(2.2)%	$(4.8)	(2.2)%
Comparable store sales includes sales from stores that have been open for an entire fiscal year period, does not include sales from closed stores for all periods presented, and digital agency sales are included on a gross basis. We believe the current comparable store sales calculation method reflects the manner in which management views comparable sales, as well as the seasonal nature of our business. Prior year comparable store sales exclude store inventory sales to MBS, which are reflected as intercompany inventory transfers since the acquisition.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Consolidated Non-GAAP Information
(In thousands)
(Unaudited)

Adjusted Earnings	13 weeks ended
	July 28, 2018	July 29, 2017
Net loss	$(38,622)	$(34,783)
Reconciling items, after-tax (below)	—	5,006
Adjusted Earnings (Non-GAAP)	$(38,622)	$(29,777)

Reconciling items, pre-tax
Inventory valuation amortization (MBS) (non-cash) (a)	$—	$2,248
Restructuring and other charges (b)	—	5,236
Transaction costs (c)	—	589
Reconciling items, pre-tax	—	8,073
Less: Pro forma income tax impact (d)	—	3,067
Reconciling items, after-tax	$—	$5,006

Adjusted EBITDA	13 weeks ended
	July 28, 2018	July 29, 2017
Net loss	$(38,622)	$(34,783)
Add:
Depreciation and amortization expense	16,538	15,017
Interest expense, net	3,522	3,038
Income tax benefit	(13,972)	(23,794)
Inventory valuation amortization (MBS) (non-cash) (a)	—	2,248
Restructuring and other charges (b)	—	5,236
Transaction costs (c)	—	589
Adjusted EBITDA (Non-GAAP)	$(32,534)	$(32,449)

(a) For the 13 weeks ended July 29, 2017, gross margin includes $2.2 million of incremental cost of sales related to amortization of the MBS inventory fair value adjustment of $3.7 million recorded as of the acquisition date, February 27, 2017. The non-cash fair value inventory adjustment for MBS was recognized over six months from the date of acquisition and was allocated based on monthly sales.

(b) On July 19, 2017, Mr. Max J. Roberts resigned as Chief Executive Officer of the Company and Mr. Michael P. Huseby was appointed to the position of Chief Executive Officer and Chairman of the Board, both effective as of September 19, 2017. During the 13 weeks ended July 29, 2017, we recognized restructuring and other charges of approximately $5.2 million, which is comprised of the severance and transition payments. For additional information, see Form 8-K dated July 19, 2017, filed with the SEC on July 20, 2017.

(c) Transaction costs are costs incurred for business development and acquisitions.

(d) Represents the income tax effects of the non-GAAP items.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Segment Information
(In thousands, except percentages)
(Unaudited)

Segment Information (a)	13 weeks ended
	July 28, 2018	July 29, 2017
Sales
BNC	$245,175	$249,977
MBS	130,324	139,801
DSS	5,677	—
Elimination	(43,692)	(34,067)
Total	$337,484	$355,711

Gross profit
BNC	$49,315	$49,224
MBS (b)	26,751	29,837
DSS	5,554	—
Elimination	(15,010)	(11,613)
Total	$66,610	$67,448

Selling and administrative expenses
BNC	$79,015	$81,181
MBS	11,859	12,076
DSS	2,779	223
Corporate Services	5,493	6,417
Elimination	(2)	—
Total	$99,144	$99,897

Adjusted EBITDA (Non-GAAP) (c)
BNC	$(29,700)	$(31,957)
MBS (b)	14,892	17,761
DSS	2,775	(223)
Corporate Services	(5,493)	(6,417)
Elimination	(15,008)	(11,613)
Total	$(32,534)	$(32,449)

(a) See Explanatory Note in this Press Release for Segment descriptions and consolidation information.

(b) For the 13 weeks ended July 29, 2017, gross margin includes $2.2 million of incremental cost of sales related to amortization of the MBS inventory fair value adjustment of $3.7 million recorded as of the acquisition date, February 27, 2017. The non-cash fair value inventory adjustment for MBS was recognized over six months from the date of acquisition and was allocated based on monthly sales.

(c) For additional information, see "Use of Non-GAAP Financial Information" in the Non-GAAP disclosure information of this Press Release.

Percentage of Segment Sales	13 weeks ended
	July 28, 2018	July 29, 2017
Gross margin
BNC	20.1%	19.7%
MBS	20.5%	21.3%
DSS	97.8%	—%
Elimination	34.4%	34.1%
Total gross margin	19.7%	19.0%

Selling and administrative expenses
BNC	32.2%	32.5%
MBS	9.1%	8.6%
DSS	49.0%	—%
Corporate Services	N/A	N/A
Total selling and administrative expenses	29.4%	28.1%

Use of Non-GAAP Financial Information - Adjusted Earnings and Adjusted EBITDA

To supplement the Company’s condensed consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), in the Press Release attached hereto as Exhibit 99.1, the Company uses the non-GAAP financial measures of Adjusted Earnings (defined as Net Income adjusted for certain reconciling items) and Adjusted EBITDA (defined by the Company as earnings before interest, taxes, depreciation and amortization, as adjusted for additional items subtracted from or added to net income).

These non-GAAP financial measures are not intended as substitutes for and should not be considered superior to measures of financial performance prepared in accordance with GAAP. In addition, the Company's use of these non-GAAP financial measures may be different from similarly named measures used by other companies, limiting their usefulness for comparison purposes.

The Company's management reviews these Non-GAAP financial measures as internal measures to evaluate the Company's performance and manage the Company's operations. The Company's management believes that these measures are useful performance measures which are used by the Company to facilitate a comparison of on-going operating performance on a consistent basis from period-to-period. The Company's management believes that these Non-GAAP financial measures provide for a more complete understanding of factors and trends affecting the Company's business than measures under GAAP can provide alone, as it excludes certain items that do not reflect the ordinary earnings of its operations. The Company's Board of Directors and management also use Adjusted EBITDA as one of the primary methods for planning and forecasting overall expected performance, for evaluating on a quarterly and annual basis actual results against such expectations, and as a measure for performance incentive plans. The Company's management believes that the inclusion of Adjusted EBITDA and Adjusted Earnings results provides investors useful and important information regarding the Company's operating results.

The non-GAAP measures included in the Press Release attached hereto as Exhibit 99.1 has been reconciled to the comparable GAAP measures as required under Securities and Exchange Commission (the “SEC”) rules regarding the use of non-GAAP financial measures. All of the items included in the reconciliations below are either (i) non-cash items or (ii) items that management does not consider in assessing the Company's on-going operating performance. The Company urges investors to carefully review the GAAP financial information included as part of the Company’s Form 10-K dated April 28, 2018 filed with the SEC on June 20, 2018, which includes consolidated financial statements for each of the three years for the period ended April 28, 2018 (Fiscal 2018, Fiscal 2017, and Fiscal 2016).

ABOUT BARNES & NOBLE EDUCATION, INC.
Barnes & Noble Education, Inc. (NYSE: BNED) is a leading provider of higher education and K-12 educational products and solutions. Through its Barnes & Noble College and MBS Textbook Exchange segments, Barnes & Noble Education operates 1,437 physical and virtual bookstores across the U.S., serving more than 6 million students and faculty. Through its Digital Student Solutions segment, the Company offers a suite of digital software, content and services including direct-to-student study tools, serving approximately 100,000 subscribers in more than 15 countries and receiving more than 20 million unique monthly visitors to its sites. The Company also operates one of the largest textbook wholesale distribution channels in the United States. For more information please visit www.bned.com.

BNED companies include: Barnes & Noble College Booksellers, LLC, MBS Textbook Exchange, LLC, BNED LoudCloud, LLC, Student Brands, LLC, and Promoversity, LLC. General information on Barnes & Noble Education may be obtained by visiting the Company's corporate website: www.bned.com.

Media Contact:	Investor Contact:
Carolyn J. Brown	Thomas D. Donohue
Senior Vice President	Senior Vice President
Corporate Communications and Public Affairs	Treasurer and Investor Relations
Barnes & Noble Education, Inc.	Barnes & Noble Education, Inc.
(908) 991-2967	(908) 991-2966
cbrown@bned.com	tdonohue@bned.com

Forward-Looking Statements
This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and information relating to us and our business that are based on the beliefs of our management as well as assumptions made by and information currently available to our management. When used in this communication, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “will,” “forecasts,” “projections,” and similar expressions, as they relate to us or our management, identify forward-looking statements. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this press release may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Such statements reflect our current views with respect to future events, the outcome of which is subject to certain risks, including, among others: general competitive conditions, including actions our competitors and content providers may take to grow their businesses; a decline in college enrollment or decreased funding available for students; decisions by colleges and universities to outsource their physical and/or online bookstore operations or change the operation of their bookstores; the general economic environment and consumer spending patterns; decreased consumer demand for our products, low growth or declining sales; the strategic objectives, successful integration, anticipated synergies, and/or other expected potential benefits of various acquisitions, including MBS Textbook Exchange, LLC and Student Brands, LLC, may not be fully realized or may take longer than expected; the integration of MBS Textbook Exchange, LLC’s operations into our own may also increase the risk of our internal controls being found ineffective; implementation of our digital strategy may not result in the expected growth in our digital sales and/or profitability; risk that digital sales growth does not exceed the rate of investment spend; the performance of our online, digital and other initiatives, integration of and deployment of, additional products and services including new digital channels, and enhancements to higher education digital products, and the inability to achieve the expected cost savings; our ability to successfully implement our strategic initiatives including our ability to identify, compete for and execute upon additional acquisitions and strategic investments; risks associated with operation or performance of MBS Textbook Exchange, LLC’s point-of-sales systems that are sold to college bookstore customers; changes to purchase or rental terms, payment terms, return policies, the discount or margin on products or other terms with our suppliers; technological changes; risks associated with counterfeit and piracy of digital and print materials; our international operations could result in additional risks; our ability to attract and retain employees; the risk of price reduction or change in format of course materials by publishers, which could negatively impact revenues and margin; risks associated with data privacy, information security and intellectual property; trends and challenges to our business and in the locations in which we have stores; non-renewal of managed bookstore, physical and/or online store contracts and higher-than-anticipated store closings; disruptions to our information technology systems, infrastructure and data due to computer malware, viruses, hacking and phishing attacks, resulting in harm to our business and results of operations; disruption of or interference with third party web service providers and our own proprietary technology; work stoppages or increases in labor costs; possible increases in shipping rates or interruptions in shipping service; product shortages, including risks associated with merchandise sourced indirectly from outside the United States; changes in domestic and international laws or regulations, including U.S. tax reform, changes in tax rates, laws and regulations, as well as related guidance; enactment of laws which may restrict or prohibit our use of emails or similar marketing activities; the amount of our indebtedness and ability to comply with covenants applicable to any future debt financing; our ability to satisfy future capital and liquidity requirements; our ability to access the credit and capital markets at the times and in the amounts needed and on acceptable terms; adverse results from litigation, governmental investigations, tax-related proceedings, or audits; changes in accounting standards; and the other risks and uncertainties detailed in the section titled “Risk Factors” in Part I - Item 1A in our Annual Report on Form 10-K for the year ended April 28, 2018. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release.